UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2010

AMERICAN SIERRA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52927 (Commission File Number)	98-0528416 (IRS Employer Identification Number)
200 S. Virginia, 8th Floor Reno, Nevada (Address of principal executive offices)	89501 (Zip Code)
(775) 398-3044 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02         Termination of a Material Definitive Agreement

Effective as of September 10, 2010, Mr. Johannes Petersen resigned as Chief Financial Officer and member of the Board of Directors (the “Board”) of American Sierra Gold Corp. (the “Company”).  Accordingly, Mr. Petersen’s Consulting Agreement entered into with the Company, dated September 29, 2009 (the “Agreement”), as disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2009, was terminated, with both parties waiving the right to the 60-day notice period provided for in the Agreement.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed above under Item 1.02, effective as of September 10, 2010, Mr. Johannes Petersen resigned as Chief Financial Officer and member of the Board of the Company for personal reasons.  Mr. Petersen’s resignation did not result from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Petersen’s resignation, Mr. Wayne Gruden, the Company’s current Chief Executive Officer and sole remaining member of the Board, will serve as interim Chief Financial Officer of the Company, effective immediately, until a successor is duly appointed.  As of the date of this filing, Mr. Gruden has not entered into any supplemental compensatory arrangements as a result of this appointment.  Mr. Gruden’s biographical information can be found in the Company’s SEC filings, including, most recently, the Company’s Annual Report on Form 10-K filed with the SEC on November 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SIERRA GOLD CORP.

Dated: September 16, 2010	By:	/s/ Wayne Gruden Wayne Gruden Chief Executive Officer